Exhibit 99.2

Third-Quarter 2008 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the third quarter of 2008?

The Oilfield Services pretax return on sales for the third quarter of 2008 was 26.7% versus 28.1% in the second quarter of 2008.

2)	What is the capex guidance for 2008?

Oilfield Services capex is expected to approach $3.2 billion for the full year 2008, an increase of 24% over 2007.

B)	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the third quarter of 2008?

WesternGeco capitalized $75 million of multiclient surveys in the third quarter of 2008.

4)	What were multiclient sales in the third quarter of 2008?

Multiclient sales, including transfer fees, were $259 million in the third quarter of 2008.

5)	What is the capex guidance for 2008?

WesternGeco capex is expected to reach $710 million in 2008—including $282 million relating to the construction of the Eastern Echo seismic vessels, and excluding $353 million of multiclient surveys. WesternGeco capex in 2007 was $359 million, excluding $260 million in multiclient surveys.

6)	What was WesternGeco backlog at the end of the third quarter of 2008?

WesternGeco backlog was $1.08 billion at the end of the third quarter of 2008.

C)	Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the third quarter of 2008?

The pretax return on sales was 27.0% for the third quarter of 2008—versus 26.7% in the second quarter of 2008.

The after-tax return on sales was 21.0% for the third quarter of 2008 and 21.0% in the second quarter of 2008.

8)	What was the Schlumberger stock-based compensation expense for the third quarter of 2008?

Stock-based compensation expense for the third quarter was $43.7 million, or $0.04 per share.

9)	What was the Schlumberger net debt† at the end of the third quarter of 2008?

Net debt was $1.73 billion at September 30, 2008, in comparison to $2.02 billion at the end of the prior quarter.

Significant liquidity events during the third quarter included the purchase of $545 million of common stock under the Schlumberger stock repurchase program, and $983 million of capital expenditures, including multiclient surveys capitalized.

†Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and Other Income” for the third quarter of 2008?

“Interest and Other Income” for the third quarter of 2008 consisted of the following:

($ millions)
Interest Income	$31
Equity in net earnings of affiliated companies	76

$107

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11)	How did interest income and interest expense change during the third quarter?

Interest income of $31 million increased $5 million sequentially. Interest expense of $61 million was flat sequentially.

12)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $5 million in the third quarter arose from Oilfield Services headquarters projects and costs, Oilfield Services consolidation eliminations and income items not allocated to the Areas.

13)	Why was there a difference between the Schlumberger pretax income from continuing operations before interest, and the pretax income of the two business segments?

The $72 million pretax difference in the third quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits and stock-based compensation expense, as these items are not allocated to the segments.

14)	How does Schlumberger calculate basic and diluted EPS?

Basic earnings-per-share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings-per-share is calculated by first adding back to net income the interest expense on the Schlumberger convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all exercisable stock options which are in the money are exercised at the beginning of the period and that the proceeds from such exercises are used by Schlumberger to repurchase its shares of common stock at the average market price for the period, and (b) the conversion of the convertible debentures.

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If the impact of adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The common shares issuable upon the potential conversion of the convertible debentures at September 30, 2008 were approximately 8 million, and the interest expense on the convertible debentures was $2 million for the third quarter.

15)	What was the effective tax rate (ETR) for the third quarter of 2008?

The ETR was 21.4% in the third quarter of 2008 compared to 20.9% in the prior quarter. This increase is primarily attributable to WesternGeco as a result of increased multiclient and marine activity in higher tax jurisdictions.

The ETR for the full year is still expected to be in the low twenties, although we may continue to experience some volatility in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

This document, the third-quarter 2008 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; the Schlumberger effective tax rate; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; project startup costs and third party service costs; operational and new equipment delays; exploitation of, and changes in, technology; seasonal factors and weather-related events; and other risks and uncertainties detailed in our third-quarter earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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